Exhibit 99.4

September 25, 2006

Richard Surber
Gold Fusion Laboratories, Inc.
59 W. 100 S., 2nd Floor
Salt Lake City, Utah 84101

Re: Valuation of a 100 percent control, nonmarketable ownership interest in Black Chandelier’s assets and operations as of August 31, 2006

Dear Mr. Surber:

Norman, Townsend & Johnson, LLC (NTJ) has been retained to estimate the fair market value of a 100 percent control, nonmarketable ownership interest in Black Chandelier’s assets and operations (Black Chandelier or the Company) as of August 31, 2006. Attached is our valuation report.

The standard of value is “fair market value.” The term fair market value is defined as the value at which property would change hands between a willing buyer and willing seller, neither being compelled to act and both being well informed of the relevant facts and conditions which might be anticipated.

Since valuation is an imprecise science, NTJ does not purport to be a guarantor of value. Value is a question of informed judgement, and reasonable persons can differ in their estimates of value. NTJ does certify that this valuation study was conducted using conceptually sound and commonly accepted valuation methods.

In the opinion of the undersigned appraiser, using the valuation methods described in the attached report, and subject to the assumptions and limiting conditions incorporated herein, the fair market value of a 100 percent control, nonmarketable ownership interest in Black Chandelier’s assets and operations as of August 31, 2006, is (See Schedule A)

$1,700,000

One Million Seven Hundred Thousand Dollars.

Respectfully submitted,

/s/ Kelly R. Johnson
Kelly R. Johnson, MBA, CPA/ABV, DABFA
Norman, Townsend & Johnson, LLC

INTRODUCTION

IDENTITY OF CLIENT

Norman, Townsend & Johnson, LLC (NTJ) has been retained by Gold Fusion Laboratories, Inc. (Gold Fusion) to provide valuation services. Use of this report is limited to Gold Fusion, Nexia Holdings, Inc (Nexia), Nexia’s Shareholders and their designated financial advisors, including attorneys, financial planners, and accountants. We understand this report will also be used by Diversified Holdings X, Inc. This valuation report shall not be provided to any other party without the written consent of NTJ.

INTENDED USE OF THE APPRAISAL

We understand that the results of our analysis will be used to establish the fair market value of a 100 percent ownership interest in the assets and operations of Black Chandelier (Black Chandelier or the Company).

IDENTITY OF ASSETS APPRAISED

We have been asked to provide an estimate of the fair market value of a 100 percent control, nonmarketable ownership interest in Black Chandelier’s assets and operations as of August 31, 2006.

STANDARD OF VALUE

We have determined the value of a control, nonmarketable ownership interest in the assets and operations of Black Chandelier using fair market value as the standard of value. Fair market value is an estimate of the cash or cash equivalent price at which the subject company or security would trade hands between a willing buyer and a willing seller, both being adequately informed of the relevant facts and neither acting under duress.

EFFECTIVE DATE OF THE APPRAISAL AND THE DATE OF THE REPORT

In this report we have determined the value of a 100 percent ownership interest in Black Chandelier’s assets and operations on a control, nonmarketable basis as of August 31, 2006. The date of the report is September 25, 2006.

BASIC PRINCIPLES OF VALUATION

The valuation methodologies used in this analysis provide a basis for determining value where an active market for a company's securities or assets does not exist. The valuation analysis attempts to analyze the earnings power of a company and its ability to convert earnings into value.

The standard of measure in performing a valuation of a company is an estimate of the cash or cash equivalent price at which the subject company or assets would trade hands between a willing buyer and a willing seller, both being adequately informed of the relevant facts and neither acting under duress. This measure of value is commonly referred to as "fair market value."

Revenue Ruling 59-60, defines fair market value as:

The price at which property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts.

The consideration of financial data and relevant factors affecting fair market value would include, among other things, the elements of appraisal listed in Internal Revenue Service Ruling 59-60, which provides guidelines for the valuation of the stock of closely-held corporations. Revenue Ruling 68-609 states that the general approach, methods, and factors outlined in Revenue Ruling 59-60 are applicable in determining the fair market value of business interests of any type. Revenue Ruling 59-60 states that the following factors, although not all inclusive, are fundamental and require careful consideration:

1. The nature of the business in which the company operates, the risks to which it is subject, and its historical patterns of growth;

2. The general economic outlook, the condition and outlook of the specific industry, and the position of the company in its industry;

3. The tangible book value and financial condition of the company;

4. The earnings history of the company;

5. The dividend-paying capacity of the company;

6. The existence of intangible values;

7. Recent sales, if any, of the company's stock and the size of the block of stock to be valued;

8. The market price of stocks of companies engaged in a similar line of business where such stocks are traded on an exchange or over the counter; and

9. Other special facts and circumstances of each case which can be judged as important in the overall value.

NTJ has considered all of the factors described in Revenue Ruling 59-60. Our specific analysis and considerations performed in this valuation are described below.

NATURE OF THE BUSINESS AND HISTORY

General Description of the Business1

The first Black Chandelier retail store opened over three years ago. Currently Black Chandelier operates two retail locations and is in negotiations for a third Utah location. Black Chandelier vertically manufactures 90 percent of all items sold in its stores that are sold under the trademarks, Black Chandelier, Jared Gold, Olefactory Surrealism and Pink Chandelier. The stores also carry merchandise from Wrangler Jeans, Le Sportsac, Taschen Books, Lomography Cameras, and Tokidoki Italy. The Company also opens seasonal stores in Seattle and Los Angeles. Black Chandelier also sells its clothing and novelites through their website.

The Company’s “designed from scratch concept store,” located in the Gateway Shopping Center in Salt Lake City, was engineered to be as much a tourist attraction as an innovative retail shopping experience. The unique store environment as well as the unique clothing are designed to draw customers away from big box spending.

Ownership of the Business

The assets and operations of Black Chandelier are owned 100 percent by Diversified Holdings X, Inc.

2 2Press release dated Sepember 19, 2006 found on www.integatir.comFinancial Condition and Future Expansion

Black Chandelier’s stores in the Salt Lake area reported sales figures for the month of August 2006 of $74,500. Sales during 2006 continued to demonstrate dramatic increases in comparison to sales in 2005. The continuing media attention given to Black Chandelier has led to the growth of Black Chandelier sales through these existing retail outlets, as well as attracting attention from the country’s largest retail real estate developers.

Plans to open additional Black Chandelier retail locations has increased to 50 additional locations throughout the United States over the next five years, in efforts to reach its $50 million in gross sales per year goal.

ECONOMIC AND INDUSTRY INFORMATION

In the appraisal of any company, the general economic factors prevailing at the valuation date must be considered. These general economic factors are evaluated in order to gain insight into the economic climate in which investors are dealing. The condition of the overall economy, including the expected future outlook, strongly influences how investors perceive investment opportunities in all industries. In our analysis, we have considered the general economic climate that prevailed as of the valuation date, as well as the outlook for the future. In particular, we have focused on the outlook for the general economy, the State of Utah, and the Clothing Store Industry.

General U.S. Economic Outlook3

During the second quarter of 2006, the U.S. economy, hampered by a cut back in consumer spending and a decline in the housing market, grew at less than half the rate of the previous quarter. The gross domestic product (GDP), which is the broadest measure of the economy's health, posted a slower than expected second-quarter figure. However, the GDP grew for the 19th consecutive quarter. Although, it remains unclear whether or not the Federal Reserve (Fed) will continue to increase interest rates during the second half of the year, inflationary pressures continued to rise in the second quarter.

In 2005, the economy grew by 3.2 percent, compared to an increase of 3.9 percent in 2004 and 2.5 percent in 2003. The deceleration in second-quarter GDP growth was largely influenced by a downturn in consumer, business, and government spending. However, this downturn was partly offset by an increase in private inventory investment.

Consumer Spending - Consumer spending, which accounts for two-thirds of all economic activity in the United States, increased by 2.5 percent during the second quarter of 2006. This compares with a 4.8 percent increase in the previous quarter and a 0.8 percent gain in the fourth quarter of 2005. The first quarter figure was the highest growth rate since a 5.8 percent increase in the third quarter of 2003. In 2005, consumer spending rose by 3.5 percent, compared with a 3.9 percent increase in 2004 and a 2.8 percent increase in 2003. Consumer expenditures increased the second-quarter GDP by 1.74 percentage points. This compares with a GDP increase of 3.38 percentage points in the previous quarter and a 0.53 percentage point increase in the fourth quarter of 2005.

Government Spending - During the second quarter of 2006, government spending increased at a rate of 0.6 percent, compared with an increase of 4.9 percent during the previous quarter and a 1.1 percent decline in the fourth quarter of last year. While government spending only grew slightly during the second quarter, the first quarter figure of this year was the highest growth in government spending since a 6.1 percent increase in the second quarter of 2003. In 2005, government spending increased by 0.9 percent, which is down from a 1.9 percent increase in 2004 and a 2.5 percent increase in 2003.

Business Investments - Business investments grew during the second quarter of 2006, but were far off the pace of the previous quarter. Business spending, or nonresidential fixed investment, increased at a rate of 2.7 percent during the second quarter after surging by 13.7 percent in the previous quarter and by 5.2 percent in the fourth quarter of 2005. In 2005, business spending rose by 6.8 percent, compared to an increase of 5.9 percent in 2004 and a 1.0 percent increase in 2003. Business expenditures on equipment and software declined by 1.0 percent during the second quarter after soaring by 15.6 percent in the first quarter of this year. Business spending on structures continued to grow, increasing by 12.7 percent in the second quarter, following an 8.7 percent increase in the previous quarter and a 12.0 percent rise in the fourth quarter of 2005. The second quarter increase was the largest since a 14.7 percent gain in the second quarter of 2003.

Business Inventories - Companies continued to increase inventories during the second quarter of 2006. Private businesses increased their inventories of unsold goods at a rate of $52.6 billion in the second quarter, following an increase of $41.2 billion in the previous quarter and a $43.5 billion gain in the fourth quarter of 2005. The faster pace in private business inventories increased the second-quarter GDP by 0.4 percentage points after decreasing the previous quarter’s GDP by 0.03 percentage points.

Consumer Prices and Inflation Rates - Inflationary pressures continued to mount during the second quarter of 2006. According to the U.S. Department of Commerce, the price index for gross domestic purchases, which measures prices paid by U.S. residents, increased by 4.0 percent in the second quarter. This compares with an increase of 2.7 percent in the previous quarter. Excluding food and energy prices, the price index for gross domestic purchases increased by 2.9 percent in the second quarter following a 3.0 percent increase in the first quarter of this year.

The U.S. Department of Labor reported that the Producer Price Index for Finished Goods, which measures inflationary pressures before they reach consumers, increased by 0.5 percent in June 2006, following a 0.2 percent increase in May and a 0.9 percent rise in April. In 2005, the price for finished goods rose by 5.4 percent, compared with a 4.2 percent increase in 2004 and a 4.0 percent increase in 2003. The costs of intermediate goods increased in June by 0.7 percent, compared to an increase of 1.1 percent in May and an increase of 0.9 percent in April. The cost for intermediate goods rose by 8.6 percent in 2005, following a 9.2 percent increase in 2004 and a 3.9 percent increase in 2003. Finished goods prices other than food and energy rose by 0.2 percent in June, after increasing by 0.3 percent in May and by 0.1 percent in April. Finished consumer food prices increased by 1.4 percent in June, compared with a decrease of 0.5 percent in May and a slight increase of 0.1 percent in April.

The Department of Labor reported that the Consumer Price Index for All Urban Consumers (CPI-U) increased by 0.2 percent in June 2006, which is 4.3 percent higher than its level one year earlier. The Consumer Price Index for Urban Wage Earners and Clerical Workers (CPI-W) also rose by 0.2 percent in June and is 4.5 percent higher than one year ago.

Interest Rates - As feared by the markets and economists, the Fed continued to raise its target for the federal funds rate by a quarter of a percent at each of its two meetings in the second quarter of 2006. The Fed started to raise the federal funds rate in June 2004, after it had been stable at 1.0 percent for a year before that. Since June 2004, the Fed raised its target short-term rate seventeen times—each time by a quarter of a percent— up to 5.25 percent at the end of the second quarter of 2006. The federal funds rate is the interest rate at which a commercial bank lends immediately available funds in balances at the Federal Reserve to another commercial bank.

The Federal Open Market Committee (FOMC) met twice during the second quarter —May 10 and June 29—and at both meetings decided to raise the federal funds rate by a quarter percent to 5.0 percent and 5.25 percent, respectively. At their May 10 meeting, the FOMC stated, “Economic growth has been quite strong so far this year.” They did go on to say they expect growth to lessen and to maintain a more sustainable pace, which is a partial reflection on the cooling of the housing market and the lagging effects of increases in both interest rates and energy prices. Then, at their June 29 meeting, the FOMC commented, “Readings on core inflation have been elevated in recent months. Ongoing productivity gains have held down the rise in unit labor costs, and inflation expectations remain contained. However, the high levels of resource utilization and of the prices of energy and other commodities have the potential to sustain inflation pressures.”

Despite the fact that interest rates raised, stock prices increased after the FOMC’s June 29th decision. Investors interpreted the FOMC’s statements to mean that future interest rate increases will be unsubstantial, with many predicting a worst-case scenario of no more than a quarter-point increase this year. After the Fed’s statement, Treasury bond prices rallied while bonds across all maturities rose, sending their yields lower.

The increases in the federal funds rate expects to have an impact on other interest rates such as credit card rates, adjustable-rate mortgage rates and home equity lines of credit, as well as money-market account and certificate of deposit rates.

Also during the second quarter, the Board of Governors of the Federal Reserve System voted twice to raise the discount rate by a quarter percent to 6.0 percent and then to 6.25 percent. The discount rate is the interest rate a commercial bank is charged to borrow funds, typically for a short period, directly from a Federal Reserve Bank. The board of directors of each Reserve Bank establishes the discount rate every 14 days, subject to the approval of the Board of Governors.

Unemployment - During the second quarter of 2006, the unemployment rate remained unchanged from the previous quarter at 4.7 percent. The number of unemployed persons was 7.032 million in the second quarter, compared with 7.081 million in the first quarter of 2006. All of the industry sectors, except retail trade, saw modest gains during the second quarter of this year.

During the second quarter of 2006, manufacturing employment increased by 18,000 jobs, while the construction industry added 23,000 jobs over the quarter. Employment in professional and business services continued to increase, adding 88,000 jobs during the second quarter. The government added 67,000 jobs in the second quarter, while the leisure and hospitality industry added 43,000 over the same period. The education and health services sector continued to trend upward, adding 96,000 jobs in the second quarter. Over the past 12 months, the health care industry has added 278,000 jobs. The retail trade industry was the only sector that lost jobs over the quarter, decreasing by 63,000.

Average hourly earnings increased to $16.64 in the second quarter of 2006 from $16.46 in the previous quarter. Average weekly earnings also increased to $563.66 in the second quarter from $556.35 in the first quarter of this year.

Construction - According to the U.S. Department of Commerce, housing starts decreased 5.3 percent to an annual rate of 1.850 million units in June 2006, down from 1.953 million units in May. The June 2006 figure is 11.0 percent below the June 2005 rate of 2.078 million units. In 2005, there were 2.068 million units started, which is 5.7 percent above the 2004 figure of 1.956 million units. Construction of single-family homes decreased to an annual rate of 1.486 million units in June 2006, down 6.5 percent from a rate of 1.590 million units in the previous month.

Building permits, a better leading indicator of demand for new homes, decreased by 4.3 percent in June 2006 to an annual rate of 1.862 million units, down from 1.946 million units in the previous month. In 2005, 2.155 million housing units were authorized by building permits, which is 4.1 percent above the 2004 figure of 2.070 million units.

During June 2006, spending on new construction increased 0.3 percent to an annual rate of $1,217.3 billion, up from $1,213.8 billion in May. The value of construction spending in 2005 was $1,119.7 billion, which is 8.9 percent above the $1,027.7 billion spent in 2004. Overall spending on private construction increased slightly by 0.1 percent to an annual rate of $944.7 billion in June. Spending on residential construction decreased by 1.0 percent in June to an annual rate of $641.6 billion, while spending on nonresidential construction increased by 2.7 percent to an annual rate of $303.1 billion over the same month.

Manufacturing - According to the Fed, industrial production of factories and mines in the United States increased by 0.8 percent in June 2006, after a 0.1 percent gain in May. During the second quarter of 2006, total industrial production increased at an annual rate of 6.6 percent, compared with an increase of 5.1 percent during the previous quarter. Manufacturing increased by 0.7 percent in June, but rose at an annual rate of 5.4 percent over the second quarter, compared with an increase of 5.3 percent in the first quarter of 2006. Capacity utilization, the percentage of production capacity manufacturers actually use, increased to 80.9 percent during the second quarter of 2006, up from a 80.3 percent rate during the previous quarter. The current capacity utilization rate of 80.9 percent is 0.1 percentage points below its 1972-2005 average rate of 81.0 percent. In 2005, capacity utilization was at 78.9 percent compared to 77.1 percent in 2004.

New orders for goods made in U.S. factories increased in June 2006 by 1.2 percent to $406.0 billion, which followed a 1.0 percent increase in May. Up for the fourth time in five months, new orders for durable goods—items intended to last for three years or more — increased 2.9 percent to $215.8 billion in June. New orders for nondurable goods, such as food and clothing, decreased 0.7 percent to $190.2 billion in June.

The Institute for Supply Management reported that its monthly Manufacturing Index dipped to 53.8 in June 2006, following a 54.4 reading in May. Any reading above 50.0 suggests growth, whereas a reading below 50.0 indicates contraction. The June reading marked the 37th straight month of growth.

Future Economic Outlook - With consumer, business, and government spending all slower than usual, coupled with a weakening housing market and rising interest rates, the economy posted a slower than expected second quarter of 2006. Economists in the financial press feel the slowing growth and rising prices may complicate the Fed’s task of deciding what level of interest rates is high enough to contain inflation, but not so high that it limits growth in the second half of this year.

According to Consensus Economics, Inc., publisher of Consensus Forecasts - USA, the real GDP is expected to grow by 2.9 percent in the third quarter of 2006 and by 2.8 percent in the fourth quarter (percentage change from previous quarter, seasonally adjusted annual rates). For 2006 and 2007, the real GDP growth rate is expected to be 3.5 percent and 2.8 percent, respectively (average percentage change on previous calendar year). In the long term, the real GDP expects to grow by 3.1 percent for 2008-2016 (average percentage change over previous year).

According to the survey, consumer prices will increase 3.4 percent in 2006 and 2.5 percent in 2007. In the long term, Consensus Forecasts - USA also predicts consumer prices will grow by 2.3 percent for 2008-2016 (average percentage change over previous year). Producer prices are expected to increase 3.4 percent in 2006 and 2.1 percent in 2007.

Interest rates on three-month Treasury bills and 10-year Treasury bonds will remain steady over the next year, according to the forecasters of Consensus Forecasts - USA. According to the survey, three-month Treasury bills will fall slightly from 5.2 percent at the end of October 2006 to 5.1 percent by the end of July 2007. The yield on 10-year Treasury notes is expected to remain at 5.3 percent through the end of July 2007. The three-month Treasury bills are expected to experience a downward trend over the next 10 years, while 10-year Treasury notes are expected to trend upward over the same time period. According to the survey, the three-month Treasury rate will average 4.7 percent over 2008-2016. The 10-year Treasury bond yield is expected to average 5.4 percent for 2008-2011 and 5.5 percent for 2012-2016.

The forecasters polled by The Livingston Survey in June 2006 posted slightly less optimistic expectations about the level of the S&P 500 index in 2006 and 2007 than they did in the December 2005 survey. The Livingston Survey, which reports the median value across the 44 forecasters on the survey’s panel, predicts that the S&P 500 index will rise steadily during the next two years. The June 2006 survey estimates that the index will reach 1330.0 by December 29, 2006. The December 2005 survey estimated the index would reach 1343.4 by December 29, 2006. The index is projected to rise to 1363.0 by June 29, 2007 and 1415.0 by the end of 2007. The growth rate in after-tax corporate profits is expected to be 17.7 percent in 2006 followed by 3.5 percent in 2007.

The semiannual White House economic forecast (June 8, 2006) predicted robust economic growth and a strong labor market, but also mentioned the growth of inflationary pressures. The administration's new forecast calls for the economy to grow 3.6 percent in 2006, up from 3.2 percent in 2005 and revised up 0.2 percentage points from the last forecast issued in December 2005. The forecast predicted CPI inflation to grow at 3.0 percent in 2006, which was revised upward from 2.4 percent, and then steady at 2.4 percent from 2007-2009. The White House also predicted that the nation would add about 156,000 jobs a month in 2006 and that the unemployment rate would remain at 4.7 percent through the end of this year. The same source forecasts that the Federal Reserve will raise interest rates over the next few years, but will remain fairly steady from 2008-2011. Specifically, it forecasts that rates on three-month Treasury bills will decline from 4.7 percent in 2006 to 4.6 percent in 2007 and 4.4 percent in 2008 and 2009.

In the second quarter, the FOMC raised the federal funds rate to 5.0 percent in May and to 5.25 percent in June. The Committee noted that at the end of the second quarter, “Readings on core inflation have been elevated in recent months. Ongoing productivity gains have held down the rise in unit labor costs, and inflation expectations remain contained. However, the high levels of resource utilization and of the prices of energy and other commodities have the potential to sustain inflation pressures.” The Committee went on to say that “Although the moderation in the growth of aggregate demand should help to limit inflation pressures over time, the Committee judges that some inflation risks remain.”

Regarding plans for future interest rate actions, the policymakers stated that further policy firming may be needed to address risks, such as high levels of resource utilization and energy costs, and “will depend on the evolution of the outlook for both inflation and economic growth, as implied by incoming information.” Investors interpreted the Fed’s statements to mean that future rate increases will be nominal, possibly only a quarter of a percent before the end of the year. Because of this, stock prices climbed after the Fed’s announcement on June 29.
Utah Economic Outlook4 4Excerpts from the 2006 State of Utah Economic Report to the Governor, January 2006.

Utah’s economy grew significantly in 2005. For the second straight year, Utah outperformed the nation in 2005, with job growth of 3.5 percent, compared to 1.6 percent nationally. In 2005, total construction value, residential construction value, and total dwelling unit permits set all-time highs. State revenue collections had its highest growth rate in 25 years. The following industries experienced the strongest growth in Utah in 2005.

Construction - The value of construction set an all-time record in 2005 of $6.4 billion. Residential construction led the way with a record $4.5 billion in new construction. Low mortgage rates throughout 2005 drove demand for new single-family homes to a record high of 26,800 units.

Tourism - Utah’s travel and tourism sector had strong growth in 2005. Each of the five major tourism sectors - transportation, eating and drinking, hotels and lodging, amusement and recreation, and car rentals, all experienced gains. The Utah ski industry broke records for the number of skier visits for the second year in a row. Although the outlook for 2006 is favorable, gasoline prices and the wars in Iraq and Afghanistan are concerns.

Exports - Utah’s exports increased 28.4 percent in 2005 compared to an increase of 12.8 percent the prior year. Shipments of gold accounted for almost 35 percent of the total during 2005. Utah’s exports to China exceeded $100 million for the second year in a row, ranking China as Utah’s number five export market. As the world economic recovery continues to strengthen during 2006, Utah’s exports should continue to grow.

High Technology - Utah’s technology sector had a modest increase of 386 jobs during 2004, ending numerous years of declines that began in 2001. During the first six months of 2005, employment increased 3.9 percent. Despite the recent increase in employment in the technology sector, since 2000 more than 5,800 jobs have been lost. In 2004, eight technology industries posted job losses. Five industry segments were expected to post job losses in 2005. Four industry segments accounted for 54.8 percent of all technology employment in 2004. These four segments are computer systems design (19.2 percent), medical equipment (13.6 percent), aerospace products (11.4 percent), and engineering services (10.7 percent). The aerospace industry once was the largest component of Utah’s technology sector employing more than 14,000; however, due to downsizing, the industry employed only 6,494 workers in 2004.

Energy and Minerals - Energy production in Utah increased in all areas in 2005. Oil and natural gas prices were at record highs in 2005. While these price increases bode well for energy producers, industries that are energy dependent experience adverse effects from these price increases. The value of mineral production in Utah grew 52 percent during 2005 to $3.5 billion, from $2.3 billion in 2004. The record value of production results from substantial increases in both metal prices, and increases in the production and prices of most industrial mineral commodities.

Agriculture - Net farm income grew 3.8 percent from $368 million in 2003 to $382 million in 2004. Due to high prices for livestock and crops, farm income is forecasted to continue growing in 2006.

Defense - After rising 24.7 percent in 2003, Defense spending in Utah rose 4.5 percent to $3.2 billion in 2004. The current level of defense spending is expected to continue as a result of base realignments and overseas military activity.

Utah’s economy is expected to continue growing in 2006. However, increasing interest rates, higher building material costs, and sustained high energy prices could stifle the Utah economy. Nevertheless, the Utah economy remains favorable for businesses. According to the Milken Institute, Utah had the 14th lowest cost of doing business compared to all other states. Combining Utah’s low cost of doing business with Utah’s young, educated workforce, should attract the expansion of firms in Utah.

Retail Clothing Industry5 5Excerpts taken from www.firstresearch.com

The US retail clothing industry consists of over 40,000 companies that operate 80,000 stores with combined annual revenue of $130 billion. The industry is at the same time highly fragmented and heavily concentrated at the top: the 120 largest companies operate 40,000 stores and account for 65 percent of industry revenue. Large companies include Gap, Limited Brands, Talbots, and Abercrombie & Fitch.

Demand for clothing is strongly influenced by the growth of the economy and personal income. From 2000 through 2002, years affected by recession, same-store sales fell 20 percent at Abercrombie and at Gap. Profitability depends heavily on correct merchandising (the selection of products) and marketing. Small stores can compete very effectively with large ones by targeting their products at different customers. In addition to traditional competition from department stores, new competition in recent years has come from discounters like Wal-Mart and from catalog and Internet retailers.

Although about 20,000 clothing stores sell products for all members of the family, most specialize in men's, women's, or children's clothes. The typical store has $1 million in annual sales and ten employees, but 3,000 stores have annual sales over $5 million. Merchandising (product selection) is the most important activity for clothing stores. Stores usually target products at a particular type of buyer, determined both by style and price. Style is often defined by the branded merchandise that the store carries. Some large chains like Gap, The Limited, and J.Crew carry mainly their own brands, designed to reflect a particular lifestyle. Individual stores and smaller chains may feature their own private brands but also carry clothes with a variety of outside brands. Within a category of clothes, stores usually carry items with a range of prices.

Most companies have a staff of buyers who make merchandising decisions. New products are introduced by brand representatives or at seasonal meetings with major vendors. Trade shows are an important source of information about new fashions. Although some chains like Jones Apparel have a manufacturing arm that makes their own brands, most stores buy product from independent manufacturers. Even large chains like Gap that design their own products typically have clothes made by outside vendors. A chain or store may deal with 100 to 200 vendors. There are generally no long-term contracts with manufacturers.

Companies pay close attention to the volume of annual sales per square foot of sales space. Average sales per square foot vary annually, although in recent years were around $600 at Limited Brand's chain Victoria's Secret; $400 for Gap and Abercrombie; and $275 at S&K Famous Brands.

The two major clothes selling seasons are spring and fall. Stores place orders with manufacturers well ahead of time, build inventory in anticipation of these seasons, and replenish inventory as product is sold. Most stores use bar-coded tags on clothing and point-of-sale registers that allow precise tracking of items that are sold. With this information, chains can automatically replenish inventory at individual stores and can identify popular items. Many companies communicate with their major vendors using electronic data interchange (EDI).

Sales and Marketing - Store location is an important marketing consideration for most clothing stores because casual walk-in business accounts for a large part of revenue. In 2005, Dress Barn operated 701 stores in strip shopping centers, 223 in outlet centers, and 348 in freestanding, downtown or enclosed malls. Ann Taylor’s 824 stores were primarily in malls and downtown areas. Store decor usually is part of a company's marketing strategy. Abercrombie stores are decorated to be entertaining but comfortable, to appeal to 18-22 year old college students. Loehmann's discount stores, on the other hand, purposely have a bare-bones look to appeal to value-oriented shoppers. Advertising is through local newspapers and direct mail. National and regional chains also use magazine and TV ads. Proprietary credit cards and "frequent-shopper" or "loyalty" cards are often used to assemble mailing lists. Price mark-downs are a common marketing strategy and are often the occasion for direct-mail and advertising campaigns. Catalog and Internet sales have become an important sales channel for some companies. J.Crew received 73 percent of revenue from retail stores in 2005, and 27 percent from catalog and Internet sales. The operations required to support catalog or Internet sales are expensive and not successful for all retailers. Dress Barn, with $1 billion of sales in 2005, ceased unprofitable catalog and Internet sales in late 2001, although the company maintains a website for promotions and information.

Inventory - Managing inventory and working capital are primary financial considerations, as are financing store refurbishments and opening new stores. Inventories typically fluctuate throughout the year, highest in early spring and fall. Inventory may turn over 10 to 15 times a year.

International Issues - A very large amount of the merchandise sold in US clothing stores is made in foreign countries. The US imported about $68 million of apparel in 2005, of which $16 billion came from China; $6 billion from Mexico; and $3 billion each from Hong Kong and India. Quotas on apparel imports from WTO countries to the US terminated in 2005. Transactions with foreign manufacturers are often made in US dollars. Because so much clothing sold in the US is made abroad, many retailers have become sensitive to the working conditions of workers in foreign clothing factories. Many retailers who buy from abroad certify that the factories they buy from adhere to certain standards, such as working conditions and a ban on the use of child labor.

Human Resources - Most jobs in clothing stores require little special skill or training and are low paid. The average hourly wage in clothing stores is under $11, below the national average of $16. A large percentage of workers are part-time; in some companies more than 80 percent. Annual personnel turnover in retail is high, over 50 percent, requiring constant hiring and training of new employees.

Market Trends - US sales of petite clothing rose 11 percent in 2005 compared to 2004, according to market research firm The NPD Group. Petites also had the highest growth of all women's clothing categories, including juniors, misses, and larger sizes. Petite sizes hit the retail scene in force in the early 1990s to meet consumer demand, but have rarely matched the stylishness of taller-size lines. Now stores such as the Gap, Banana Republic, Dillard's, and Ann Taylor are expanding petite selections, updating brands, and courting petite customers through catalogs and the Internet.

Clothing retailers are beginning to acknowledge the buying power of baby boomers and are adjusting their strategies accordingly. Stores like the Gap and American Eagle have opened or are planning to open stores aimed at people 30 and older. Women 35 and older accounted for about half of the $101.6 billion spent on women’s clothing between March 2005 and February 2006, according to The NPD Group.

Consumers buy more clothing when they have jobs and more disposable income. For example, during the 2000 to 2002 recession, total sales at clothing stores increased only 3 percent, less than the inflation rate. During the previous two years, in contrast, sales rose 13 percent. Higher-end stores are more strongly affected: from 2000 to 2002, same-store sales fell 20 percent at Abercrombie and Gap. US disposable personal income, an indicator of clothing purchases, increased 1.4 percent in May 2006 compared to a year ago.

Future Outlook - From 2000 to 2010, the population of the United States is estimated to grow by 10 percent. The largest demographic growth rate will be the affluent 45 to 64 age group, which is estimated to increase by 30 percent. Clothing stores that target this older age group may have the best opportunities for growth in the future.

Prices for clothing have consistently fallen in the past decade, encouraging shoppers to buy more. Lower prices are the result of more clothing manufacturing in foreign countries at lower labor costs. The consumer price index for clothing has fallen 9 percent from 1995 to 2005. With increased competition and lower production costs prices of clothing should remain stable or decrease slightly in the future.

VALUATION OF BLACK CHANDELIER’S ASSETS AND OPERATIONS

Internal Revenue Service Revenue Ruling 59-60 details various factors that should be considered when performing a valuation. We have considered these factors in performing our valuation. No universal formula determines an appropriate fair market value for a member interest in a closely-held company. Value can be estimated by considering the other opportunities and alternatives available to the parties in a transaction. We have considered various generally accepted valuation methods including the income approach, market approach, and asset approach.

The following sections of this report will describe these methods, indicate which were chosen as most appropriate in this valuation, and utilize the selected methods to determine the fair market value of the shares being valued.

DATA USED IN VALUATION CALCULATIONS

In preparing this valuation, we have relied upon historical financial information provided by Black Chandelier’s management (See Schedule B.1). We did not make independent examinations of any financial statements or other information prepared by the Company’s management, and accordingly, we make no representations or warranties nor do we express any opinion regarding the accuracy or reasonableness of such.

Because of the significant sales growth experienced by the Company, the best indicator of future operating results is the projected operating results for the four months ending December 31, 2006 and projected years ending December 31, 2007 - 2011. Schedule B.2 presents the projected income statements of the Company for these periods.

THE INCOME APPROACH

The income approach is used to estimate value by determining the present value of the future income stream expected to accrue to the owners. The future income stream is often estimated based on the historical experience of the subject company, taking into consideration the transferability of the key factors that generate cash flow and income as well as foreseeable changes in future earnings. All future benefits are brought to present value at a rate reflective of the risk that the future benefit streams could be materially different than anticipated.

Because of Black Chandelier’s expected growth, the discounted future earnings method and the discounted future cash flow method within the income approach have been used to determine the fair market value of the Company.

Discounted Future Earnings

Management had provided us with a projection of sales, expenses, and earnings for September through December 2006, as well as fiscal years ending December 31, 2007, through 2011 (See Schedule B.2). The projected income statements in Schedule B.2 are deemed to be reasonable estimates of the future earnings potential of the Company, and are therefore utilized for valuation purposes.

Although we feel these projections represent a reasonable estimate as to the future prospects of the Company, it should be emphasized that projecting the future is at best a difficult and tenuous process. There will undoubtedly be disparities between the projected figures and actual results. Since events and circumstances frequently do no occur as expected, those disparities may be material.

Our calculation of value using the discounted future earnings approach is found on Schedule C. In order to determine the fair market value of expected future earnings we had to apply an appropriate capitalization rate and discount rates. The calculations of these rates are discussed later in this report.

Discounted Future Cash Flow

We have calculated normalized net free cash flow from projected net income for the period from September through December 2006, as well as the fiscal years ending December 31, 2007 through 2011. In order to estimate free cash flow, depreciation was added back; capital expenditures were subtracted based upon industry average capital expenditures; and working capital needs to support the expected growth were subtracted. Our calculation of future projected net free cash flow is found in Schedule D.

Our calculation of value using the discounted future cash flow approach is found on Schedule E. In order to determine the fair market value of expected future cash flow we had to apply an appropriate capitalization rate and discount rates.

We have valued the subject ownership interest using the income approach to value. In our opinion, the discounted future earnings and discounted future cash flow methods within the income approach provide a reliable indication of the fair market value of the Company.

Development of the Discount and Capitalization Rates

A significant component of the income approach to value is the discount rate. The appropriate discount rate has as its foundation yields available on competing financial assets in public markets. Securities with different risk characteristics provide different rates of return commensurate with those uncertainties.

We have used a build-up method to determine the appropriate discount rate. Schedule F shows our computation of the appropriate discount and capitalization rates used to calculate the value of Black Chandelier as of August 31, 2006. The primary basis of the build-up method is the assumption that investors are risk averse and therefore require higher rates of return to bear additional risk. The essential components of the capitalization rate are as follows:

1.	The rate of return available in the market on investments that are essentially risk-free, which is represented by long-term government bonds. A 20-year government bond is typically used.

2.	The premium for risk, which is the sum of the following:
A.
An equity risk premium, which is the expected premium over the risk-free rate that investors expect to receive by investing in a broad index of the common stock market (such as the New York Stock Exchange (NYSE) composite average);

B.
An additional premium for size. Additional risk is generally associated with small companies when compared with the size of the publicly-traded companies included in the equity risk premium mentioned above;

C.	An additional company-specific risk premium to reflect the risk specific to the Company.

The components described above result in a discount rate. We converted the discount rate to a capitalization rate to implement the capitalized income and cash flow methods. This is done by subtracting sustainable long-term earnings growth from the discount rate.

As described above, we begin with the risk-free rate. In our model, we used the 20-year U.S. Treasury Bond yield, which was 4.95 percent as of August 31, 2006. We then added the basic equity risk premium of 7.10 percent, and the micro-cap small stock premium of 6.36 percent, as detailed in Ibbotson Associates Stocks, Bonds, Bills and Inflation 2006 Yearbook.

We adjusted the discount rate for industry-specific risk of 2.69 percent. This adjustment is based upon industry premium data (SIC 56- Apparel and Accessory Stores) as found in Ibbotson Associates’ Stocks, Bonds, Bills and Inflation 2006 Yearbook.

We have applied a company-specific risk factor for Black Chandelier as of August 31, 2006. For discounted future earnings, we have applied a company-specific risk factor of 10.00 percent to projected earnings. This risk premium is to account for the fact that Black Chandelier is smaller in size than even the micro-cap companies analyzed in the Ibbotson studies. The additional risk factor also considers that the future estimated future earnings stream could be materially different than projected.

A discount rate converts a stream of expected future income or cash flow to an indicated present value. A capitalization rate converts a single normalized income or cash flow amount to an indicated present value. For an investment with a perpetual life, the difference between the discount rate and the capitalization rate is the sustainable long-term rate of growth (or decline) in income or cash flows into perpetuity. To convert the discount rate derived using the build-up approach described above to a capitalization rate, we subtract the estimated long-term growth rate. This growth rate was estimated to be 1.64 percent. The long-term growth rate is estimated to be equal to the 20-year growth rate in the Consumer Price Index for Apparel (CPI) (See Schedule G) plus an additional 1 percent for real growth.

THE MARKET APPROACH

This method of valuation utilizes financial ratios from sale transactions in guideline closely-held businesses. We were able to identify many sale transactions of closely-held and public companies operating in similar industries to Black Chandelier (See Schedules H and I).

To apply this approach, we first had to locate actual sale transactions for similar companies. We searched Pratt Stats to find information for companies similar to the Black Chandelier. We searched for SIC Codes 5611 and 5621 to find sale transactions of companies similar in size and operations to Black Chandelier.

The market approach to value provided us with some useful direction regarding the valuation of Black Chandelier. However, because of differences in size and growth expectations, the true comparability between Black Chandelier and these companies is questionable. Because of this lack of comparability, we have not placed any weight on the calculated values using this approach. Our analysis of the market approach is found in Schedules H and I.

THE ASSET-BASED APPROACH

In the asset-based approach, primary emphasis is placed upon the fair market value of the assets and liabilities of a business. In general, the book values reported on the balance sheet do not represent the fair market value of the assets and liabilities.

The asset-based approach to value is not an appropriate method to use in all valuations. Revenue Ruling 59-60 gives some direction to assist in determining whether or not to use the asset-based approach:

Earnings may be the most important criterion of value in some cases whereas asset value will receive primary consideration in others. In general, the appraiser will accord primary consideration to earnings when valuing stocks of companies which sell products or services to the public; conversely, in the investment or holding type of company, the appraiser may accord the greatest weight to the assets underlying the security to be valued.

The asset-based approach is most applicable for land holding companies or other asset-intensive businesses. In our opinion, Black Chandelier is an operating entity, not an asset holding company; therefore, the asset approach has been dismissed (See Schedule A).

PREMIUMS AND DISCOUNTS

The value derived from each valuation approach and method may represent a different indication of value. In our calculation of value using the income approach, we have used a discount rate that produces a control, marketable value. In our opinion, a marketability discount must be applied to the value derived using the income approach and the asset approach. NTJ estimates the appropriate discount to be applied to a 100 percent controlling interest in the Company is a 15 percent lack of marketability discount.

Discount for Lack of Marketability

A discount for lack of marketability is used to compensate for the difficulty of selling ownership interests that are not traded in the public market, compared with those that are traded publicly. Investors prefer liquidity to illiquidity. Therefore, ownership interests that are not readily marketable are subject to a marketability discount. A minority interest generally requires a larger marketability discount because minority interests are generally more difficult to sell than controlling interests. However, as explained above, the ownership interest being valued is a controlling interest.

Many studies have been performed on marketability discounts. We have summarized the studies in Schedule J and Schedule K. These marketability studies can generally be segregated into two categories; restricted stock studies and pre-IPO studies.

Restricted Stock Studies (Schedule J) - These studies measure marketability discounts by analyzing publicly traded companies that have issued both freely traded stock and restricted stock, and by comparing the prices of the freely traded stock with the prices of the restricted stock shares. The IRS has recognized restricted stock studies as a useful means for quantifying marketability discounts. These restricted stock studies show average discounts from freely traded values from 25.8 percent to 45.0 percent. The average discount from these studies is 33.65 percent.

As far back as 1977, as evidenced in Revenue Ruling 77-287, the IRS recognized the effectiveness of restricted stock study data in providing useful information for quantifying marketability discounts.

Pre-IPO Studies (Schedule K) - Another source of discounts for lack of marketability is the pre-IPO Studies. These studies reflect the difference between the pre-IPO transaction price per share and the IPO price per share.

Restricted stocks, as mentioned above, are restricted from public trading for a limited period of time. After the restricted period ends, the stock may then be traded freely in a public market that is already established. The fact that the shares are restricted only as to time, and not available market, should result in a lower marketability discount than the pre-IPO studies.

The pre-IPO studies measure the marketability discount by comparing pre-IPO transaction prices with the IPO price. In reality, these studies are measuring the discount for lack of marketability for truly closely-held stocks, for which no public market has been established.

The Emory and Willamette Studies pre-IPO Studies indicated mean discounts in the range of 40.0 percent to 50.0 percent. The median discount in the Emory Study was 43.0 percent and the median of the Willamette Study was 51.4 percent. Some discounts were higher and some discounts were lower, but generally, the discounts were greater than the restricted stock studies.

Some business valuation professionals have argued that the marketability discount measured using the pre-IPO studies overstates the true discount. Those that support the pre-IPO studies argue that the only difference between the pre-IPO and IPO stock prices is establishment of a public market for the stock. They therefore conclude that marketability is the only difference between the two prices. Professionals that don’t agree with the findings of the pre-IPO studies argue that the hype surrounding the IPO inflates the IPO price, not just marketability.  These professionals have done studies which show that if the pre-IPO studies are recalculated using the trading price of the IPO stock six months after issuance, thus allowing for hype surrounding the initial IPO to subside, the studies result in a lower marketability discount than shown in the studies. In fact, the adjusted discount is similar to those found in the restricted stock studies. Additional analysis must be performed to determine the appropriate marketability discount for the subject controlling interest.

Analysis of Marketability Factors

The studies referenced above give an indication of an appropriate range for the marketability discount. However, the characteristics of the common shares being valued must be analyzed in order to determine the appropriate marketability discount to apply to the subject shares. We have analyzed the “Mandelbaum6  factors” as part of our determination of the appropriate discount for lack of marketability (See Schedule L).

Financial Statement Analysis - Black Chandelier has significantly increased the level of sales and net income in the last year and expects continued growth in the future. The positive operating results of the Company have a downward influence on the marketability discount.

Capital Structure (Debt v. Equity) - Companies that rely on high levels of debt tend to be more risky than those that do not use leverage because during economic downturns, companies that have low debt service requirements normally have greater flexibility to endure fluctuations in income and cash flow. Simply put, financial leverage increases risk. Black Chandelier has a low debt level. We view Black Chandelier’s low level of debt as a positive and have decreased the marketability discount for this factor.

Dividend Policy - Black Chandelier has not provided any documentation that it has had a history of paying dividends to shareholders. The lack of historical payment of dividends has an upward influence on the marketability discount.

Nature of the Company - The Company’s historical operating losses and potential risks are offset by current growth and future growth expectations. We view this as having a neutral influence on the discount for lack of marketability.

Management - Management has significant industry experience. In our opinion, this has a neutral influence on the discount for lack of marketability.

Amount of Control in the Shares - The subject control, nonmarketable ownership interest has complete ability to direct or influence the affairs of the Company, to declare dividends, or to cause the sale of Company assets. This factor has a significant downward influence on the required discount for lack of marketability.

Restrictions on Transferability - We are not aware of any restrictions placed on the transferability of ownership interests in the Company. This factor and has a neutral influence on the marketability discount.

Holding period for the stock - There are no intentions to liquidate Company assets. This has a neutral influence on the marketability discount.

Company’s redemption policy - The Company has no mandatory policy to redeem ownership interests. This factor has a neutral influence on the required discount for lack of marketability.

Costs associated with a public offering - The costs associated with a public offering would be significant; however, management has no intentions to pursue a public offering. This factor has a neutral influence on the required discount for lack of marketability.

Determination of Discount for Lack of Marketability

Based on the foregoing discussion, we have concluded that the marketability discount for the subject controlling ownership interest is significantly lower than the marketability discounts for minority interests, as found in the restricted stock studies. As such, we believe a 15 percent lack of marketability discount is the appropriate discount to apply to the subject controlling ownership interest.

CONCLUSION

Based upon our analysis and calculations, we believe that the discounted future earnings approach and the discounted future cash flow approach within the income approach are the best indicators of the fair market value of Black Chandelier’s assets and operation. In our opinion, the fair market value of a 100 percent control, nonmarketable ownership interest in Black Chandelier’s assets and operations as of August 31, 2006, is (See Schedule A)

$1,700,000

One Million Seven Hundred Thousand Dollars.

ASSUMPTIONS AND LIMITING CONDITIONS

This valuation is subject to the following assumptions and limiting conditions:

3.	Information, estimates, and opinions contained in this report are obtained from sources considered to be reliable. However, we assume no liability for such sources.

4.
Management provided us various financial records of the company with estimates of net asset value. Management has warranted to us that the information supplied was complete and accurate to the best of his knowledge. Norman, Townsend & Johnson has not independently verified such information, and we express no opinion on the accuracy or reasonableness of the estimates of net asset value.

5.
Possession of this report, or a copy thereof, does not carry with it the right to publish all or part of it, nor may the report be used for any other purpose without the previous written consent of the appraiser. And, in any event, only with proper authorization. This valuation report shall not be provided to any third party without the written consent of Norman, Townsend & Johnson.

6.
No investigation of titles to property or of any ownership claims to the property by any individuals or company has been undertaken. Unless otherwise stated in our report, title is assumed to be clear and free of encumbrances as provided to the appraiser.

7.	The terms of our engagement are such that we have no obligation to update this report or to revise the valuation because of events and transactions occurring subsequent to the date of the report.

8.	We are not required to give testimony in court, or be in attendance during any hearings or depositions, with reference to the company being valued, unless previous arrangements have been made.

9.
Unless otherwise provided for in writing and agreed to by both parties in advance, the extent of the liability for the completeness or accuracy of the data, opinions, comments, recommendations and conclusions shall not exceed the amount paid to the appraisers for professional fees, and then only to the party(s) for whom this report was originally prepared.

10.
The valuation of an ownership interest in a business enterprise is a matter of informed judgment. The accompanying valuation has been prepared on the basis of information and assumptions set forth in this report and the attached schedules. An actual transaction for the assets and operations of Black Chandelier may be concluded at a higher value or lower value, depending on the circumstances surrounding the Company and the motivations and knowledge of both the buyers and sellers at that time. Norman, Townsend & Johnson does not guarantee the values individual buyers and sellers may reach in an actual transaction.

11.
This valuation report contains projected income statements prepared by Management. NTJ considers these projections reasonable, but such information, estimates, or opinions are not offered as predictions or as assurances that a particular level of income or profit will be achieved or that specific events will occur.

12.	We assume that there are no hidden or unexpected conditions of the business or liabilities that would adversely affect value, other than as indicated in this report.

CERTIFICATION

We certify that, to the best of our knowledge and belief:

13.	The statements of fact in this report are, to the best of our knowledge, true and correct.

14.
The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial, and unbiased professional analyses, opinions, and conclusions.

15.
Neither the consultant nor any officer, agent, or employee of Norman, Townsend & Johnson, LLC has any present or prospective interest in the property that is the subject of this report, and we have no personal interest with respect to the parties involved.

16.	We have no bias with respect to the property that is the subject of this report or to the parties involved with this engagement.

17.	Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

18.
Compensation paid to Norman, Townsend & Johnson, LLC for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

7.
This report was prepared under the direction of Kelly R. Johnson, CPA/ABV (See Attachment 1 for Curriculum Vitae). No one provided significant professional assistance other than the staff of Norman, Townsend & Johnson, LLC.

8.
Our analyses, opinions, and conclusions were developed, and this report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice standards for conducting and reporting on business valuations.

/s/ Kelly R. Johnson
Kelly R. Johnson, MBA, CPA/ABV, DABFA
Norman, Townsend & Johnson, LLC
September 25, 2006